Exhibit 5.1

Matthew B. Hemington

+1 650 843 5062

hemingtonmb@cooley.com

June 5, 2020

Intersect ENT, Inc.

1555 Adams Drive

Menlo Park, CA 94025

Ladies and Gentlemen:

We have acted as counsel to Intersect ENT, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale by certain selling stockholders of 6,309,459 shares (the “Conversion Shares”) of Common Stock (“Common Stock”) issuable upon the conversion of unsecured senior convertible notes (the “Convertible Notes”). The Convertible Notes were issued by the Company pursuant to that certain Facility Agreement, dated May 11, 2020, by and among the Company and the other parties named therein (the “Facility Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus included in the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, the Facility Agreement, the Convertible Notes and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion regarding the Conversion Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Conversion Shares, and/or antidilution adjustments to outstanding securities, cause the Convertible Notes to be convertible into more shares of Common Stock than the number that then remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Conversion Shares, when issued upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes, will be validly issued, fully paid and nonassessable.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94303-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Intersect ENT, Inc. June 5, 2020 Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

Cooley LLP 3175 Hanover Street Palo Alto, CA 94303-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com